                                                                   EXHIBIT 3.111


                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF


                      MERISTAR SANIBEL GOLF COMPANY, L.L.C.




     This LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is made as of September 29, 1998, by South Seas Properties Company Limited Partnership, an Ohio limited partnership ("SSPC") having an office at 12800 University Drive, Suite 350, Fort Myers, Florida 33907.



                                   WITNESSETH


     WHEREAS, the parties hereto (collectively, the "Members" and individually, a "Member") desire to form a limited liability company for the purposes hereinafter set forth.



     NOW, THEREFORE, the parties hereto agree as follows:



1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:



         1.1. "Act" shall mean the Limited Liability Act of the State of Florida, as the same may have been or may be amended.

         1.2. "Adjusted Capital Account" shall mean, with respect to any Member, such Member's Capital Account balance, increased by such Member's share of Company Minimum Gain and Member Minimum Gain.

         1.3 "Code" shall mean the Internal Revenue Code of 1986 as the same has been and may hereafter be amended.

         1.4.         "Company" shall have the meaning set forth in Article 2.

         1.5. "Company Minimum Gain" means "partnership minimum gam," as defined in Treasury Regulations Section 1.704-2(b)(2) and shall be determined in accordance with Treasury Regulations
                  Section 1.704-2(d).

         1.6. "Deprecation" shall mean, with respect to any year or portion thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for Federal income tax purposes, except that if the Gross Asset Value of the asset differs from its adjusted tax basis, Deprecation shall be determined in accordance with the methods used for Federal income tax purposes and shall equal the amount that bears the same ratio to the Gross Asset Value of such asset as the deprecation, amortization or other cost recovery deduction computed for Federal income tax purposes with respect to such asset bears to the adjusted Federal income tax basis of such asset; provided, however, that if any such asset that is depreciable or amortizable has an adjusted Federal income tax basis of zero, the rate of Depreciation shall be determined by the Members.

         1.7. "Gross Asset Value" shall mean, with respect to any asset, the asset's adjusted basis for Federal income tax purposes, except that (i) the Gross Asset Value of any asset contributed to the Company shall be its gross fair market value at the time of contribution, (ii) the Gross Asset Value of any asset distributed in kind to any Member (including upon a liquidation of the Company) shall be the gross fair market value of such asset, and (iii) the Gross Asset Value of any asset determined pursuant to clause (i) above shall thereafter be adjusted from time to time by the Deprecation taken into account with respect to such asset for purposes of determining Net Profit or Net Loss.

         1.8. "Member" shall mean each of the parties to this Agreement and any other Person to which an interest in the Company is hereafter transferred and who is admitted to the Company in accordance with the terms of this Agreement.

         1.9. "Member Minimum Gain" means "partner nonrecourse debt minimum gain," as defined in Treasury Regulations Section 1.704-2(i)(2) and determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

         1.10. "Member Nonrecourse Debt" means "partner nonrecourse debt," as defined in Treasury Regulations Section 1.704-2(b)(4).

         1.11 "Member Nonrecourse Deductions" means "partner nonrecourse deductions," as defined in Section 1.704-2(i)(1) of the Treasury Regulations and shall be determined in accordance with Section 1.704-2(i)(2) of the Treasury Regulations.

         1.12. "Net Profit" or "Net Loss" shall mean, with respect to any fiscal year, the taxable income or loss of the Company as determined for Federal income tax purposes, with the following adjustments:

                  1.12.1.    Such taxable income or loss shall be increased by
                           the amount, if any, of tax-exempt income received or accrued by the Company;

                  1.12.2.    Such taxable income or loss shall be reduced by the
                           amount, if any, of all expenditures of the Company described in Section 705(a)(2)(B) of the Code, including expenditures treated as described therein under Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations;

                  1.12.3.    If the Gross Asset Value of any asset is adjusted
                           pursuant to clause (ii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account, immediately prior to the event giving rise to such adjustment, as gain or loss from the disposition of such asset for the purposes of computing Net Profit or Net Loss;

                  1.12.4.    Gain or loss resulting from any disposition of any
                           asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that such Gross Asset Value differs from the adjusted tax basis of such asset; and

                  1.12.5.    In lieu of the depreciation, amortization, or other
                           cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

         1.13       "Percentage Interests" shall have the meaning specified in
                  Section 6.2.

         1.14. "Property" shall mean (a) that certain property known as The Dunes Golf & Tennis Club located at 949 Sandcastle Road, Sanibel Island, Florida 33957 and (b) all personal property situated at such property or used or useful in connection herewith.

         1.15 "Regulatory Allocations" has the meaning ascribed thereto in Subsection 7.3.8.

         1.16. "Treasury Regulations" means the rules, regulations, orders and interpretations of rules, regulations and orders validly promulgated by the Treasury Department under the Code, whether final, temporary or proposed, as in effect from time to time.


2. Formation and Name. Members hereby form a limited liability company (the "Company") pursuant to the provisions of the Act. The business of the Company shall be conducted under the name "MeriStar Sanibel Golf Company, L.L.C." Robert Taylor is hereby authorized to execute and record any certificate of formation required by the Act and any certificate or application necessary to qualify the Company in any jurisdiction in which it conducts business.

3.       Principal and Registered Offices; Agent for Service of Process.

         3.1. The principal place of business of the Company, and the address of the office at which the records of the Company shall be maintained, shall be 12800 University Drive, Suite 350, Fort Myers, Florida 33907, or at such other place as may hereafter from time to time be selected by South Seas.

         3.2. The Company's registered office shall be at 12800 University Drive, Suite 350, Fort Myers, Florida 33907.

         3.3. The registered agent of the Company for service of process within the State of Florida shall be CT Corporation, 1200 South Pine Road, Plantation, Florida 33324. In the event that the person or entity at any time acting as such agent shall cease to act as such for any reason, South Seas shall appoint a substitute agent. Such agent shall be the agent of the Company on which any process, notice or demand required or permitted by law to be served on the Company may be served.

4. Term. The term of the Company shall commence upon the execution and delivery of this Agreement and shall continue until terminated by agreement of the Members or as otherwise provided in this Agreement.

5. Purpose. The purpose of the Company shall be (a) to acquire the Property and other property incidental to the ownership and operation of the Property, (b) to hold, own, lease, finance, mortgage, encumber, alter, dispose of and in all respects deal as owner of the Property, and (c) to engage in any activities necessary or incidental to the foregoing. The Company shall not engage in any business other than as set forth in the foregoing sentence. Nothing in this Agreement shall prohibit the Company from entering into any guaranties or indemnities with respect to obligations of entities which are affiliates of South Seas or from entering into any mortgages, deeds of trust, financing statements, cross-collateralization or other security agreements with respect thereto (all of the foregoing being collectively referred to as "Cross-Collateralization Agreements").

6.       Capital Contributions; Percentage Interests.

         6.1. Simultaneously with the execution and delivery of this Agreement the Members are making the following contributions to the capital of the Company:

                   (a) SSPC          the Property

         6.2. The Members' percentage interests in the Company ("Percentage Interests") shall be as follows:

                   (a) SSPC          100%

         6.3. If the Company shall require any additional funds after the date hereof, as determined by South Seas, the Members shall contribute such funds to the Company in proportion to their respective Percentage Interests.

         6.4. Except as expressly provided in this Article 6, no Member shall be required to make any capital contributions or loans to the Company and no Member shall make any capital contributions or loans to the Company without the consent of the other Member.


7.       Income and Losses: Distributions of Available Net Income.

         7.1. A separate "Capital Account" shall be maintained for each Member. Each Member's Capital Account shall be credited with the amount of each Member's capital contributions made in cash and fair market value (net of liabilities assumed or taken subject to) of all property contributed by such Member and such Member's allocated share of Net Profit, income and gain of the Company Each Member's Capital Account shall be debited with the amount of any cash distributions to such Member and the fair market value (net of liabilities assumed or taken subject to) of all property distributed in kind to such Member and such Member's allocated share of Net Loss of the Company.

         7.2. From and after the date of this Agreement, all Net Profit and all Net Loss of the Company for each year or fraction thereof (determined after taking into account any allocation for such period under Section 7.3) shall be credited to the Capital Accounts of the Members in proportion to their respective Percentage Interests.

         7.3.     Special Allocations.

                  7.3.1.       Except as otherwise provided in Section 7.3.2.,
                           all items of Company income, gam, deduction and loss shall be allocated among the Members in the same proportion as they share in the Net Profit and Net Loss to which such items relate. Any credits against income tax shall be allocated in accordance with the Members' Percentage Interests.

                  7.3.2.       Income, gain, loss or deductions of the Company
                           shall, solely for income tax purposes, be allocated among the Members in accordance with Section 704(c) of the Code and Treasury Regulations promulgated thereunder, so as to take account of any difference between the adjusted basis of the assets of the Company and their respective Gross Asset Values in accordance with the traditional method set forth in Section 1.704-3(b) of the Treasury Regulations.

                  7.3.3.       Notwithstanding any other provision of this
                           Article 7, if there is a net decrease in Company Minimum Gain during any year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Members share of the net decrease in Company Minimum Gain, as determined in accordance with Section 1.704-2(g) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f)(6) of the Treasury Regulations. This
                           Section 7.3.3. is intended to comply with minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

                  7.3.4.       Notwithstanding any other provision of this
                           Article 7, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with
                           Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with
                           Section 1.704-2(i)(4) of the

                  7.3.8.       The allocations set forth in Sections 7.3.3
                           through 7.3 7 (the "Regulatory Allocations") shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been distributed to each such Member if the Regulatory Allocations had not occurred.

         7.4. Distributions. All distributions of Company cash and other property shall be made to the Members in proportion to their respective Percentage Interests; provided. however, that the provisions of this Section 7.4 shall not apply upon the liquidation of the Company or upon the sale of all or substantially all of the Company's assets, it being understood that in such circumstances the provisions of Section 13.4 shall apply.


8. Tax Matters. Federal, state and local income tax returns of the Company shall be prepared and filed, or caused to be prepared and filed, by South Seas. South Seas shall at all times be the "tax matters partner" of the Company for purposes of Section 6231(a)(7) of the Code.


9.       Management and Rights, Duties and Obligations of the Members.


         9.1. The management and control of the Company's business shall be exercised, and all decisions to be made by the Company shall in each case be made, by South Seas. South Seas shall have the sole right to bind, or otherwise act on behalf of, the Company. Without limiting the foregoing, South Seas shall have the right, without consent or approval of South Seas, to acquire, mortgage or otherwise encumber, and sell or otherwise dispose of the Property or any portion thereof.

         9.2. Except as otherwise expressly provided in this Agreement, no Member shall have the right to resign from the Company or to demand the return of all or any part of its contribution to the capital of the Company until the Company has been dissolved and terminated, and then only to the extent provided in this Agreement, nor shall any Member have the right to demand or receive property other than cash in return for its contribution.


10. Transfer of Members' Interests. No Member shall sell, assign, transfer or otherwise dispose of, or mortgage, hypothecate, pledge or otherwise encumber, or permit or suffer any encumbrance of, all or any part of its interest in the Company, or any interest therein; provided, however, that each Member may pledge its interest in the Company to any lender making a loan secured, in whole or in part, by a mortgage or deed of trust on the Property.


11. Resignation, Expulsion or Bankruptcy of a Member. In the event of a resignation, expulsion or bankruptcy of any Member, the Company shall thereupon be dissolved and terminated and the Members shall cause a Certificate of Cancellation in the form required by the Act to be filed with the Secretary of State of Florida when the Company is dissolved.


12. Termination of the Company. Upon the voluntary termination of the Company upon the consent of the Members, the sale or other transfer of all or substantially all of the Company's assets or any other termination of the Company in accordance with the provisions of this Agreement, the Company shall wind up its affairs and shall then be liquidated as provided in Article 13.


13. Gain, Loss and Distribution Upon Liquidation. Upon any termination of the Company each of the following shall be accomplished:

         13.1. The Members shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of such termination, and such statement shall be furnished to each Member.

         13.2. The property and assets of the Company, if any, shall be liquidated as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.

         13.3. Any Net profit or Net Loss realized by the Company upon the sale or other disposition of the property and assets of the Company shall be credited or charged to the capital accounts of the Members pursuant to Section 7.2 or 7.3, as applicable.

         13.4. The proceeds of sale and all other assets of the Company shall be paid and distributed as follows and in the following order of priority:

                  13.4.1.    to the payment of debts and liabilities of the
                           Company and the expenses of liquidation;

                  13.4.2.    to the setting up of any reserves which South
                           Seas determines are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or the members arising out of, or in connection with, the Company; and

                  13.4.3.    to the Members in proportion to their respective
                           Capital Account balances.

14. Further Assurances; Consents and Approvals. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law, or as may, be necessary or advisable to carry out the intent and purposes of this Agreement.

15.      Single Asset Entity

         15.1. Except as may be provided to the contrary in the Cross-Collateralization Agreements, the Company shall at all times conduct its business and operations in accordance with the following provisions so as to maintain itself as a single purpose entity:

                  15.1.1. The Company will not assume liability for debts of any other person, and the Company will not hold itself out as being liable for the debts of any other person;

                  15.1.2. None of the liabilities of the Company shall be paid from the funds of the Members or any other person without the Members being obligated for such liabilities;

                  15.1.3. The Company shall not guarantee the debt or performance of any obligation of any of its Members or any other person;

                  15.1.4. The Company will not pledge any of its assets for the benefit of any of its Members or any other person, and no person shall pledge its assets for the benefit of the Company;

                  15.1.5. The Company shall conduct its affairs strictly in accordance with this Agreement, and shall observe all necessary, appropriate, and customary limited liability company formalities, including, but not limited to, maintaining accurate and separate books, records and account (including, but not limited to, transaction accounts with any affiliate of the Company);

                  15.1.6. The books, records, and accounts of the Company will at all times be maintained in a manner permitting the assets and liabilities of the Company to be easily separated and readily distinguished from those of any other person;

                  15.1.7. The Company will hold itself out to creditors and the public as a legal entity separate and distinct from any other entity, and will not hold itself out to the public or to any of its individual creditors as being a unified entity with assets and liabilities in common with any other person; and

                  15.1.8. The Company shall not commingle its assets or funds with those of any other person except as required under the Cross-Collateralization Agreements.

16. Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications (collectively, "notices") which any Member may desire or to be required to give hereunder shall be in writing and shall be given by mailing the same by registered or certified mail, return receipt requested, or by Federal Express or comparable air courier service, postage prepaid, or by delivering the same by hand, addressed to the Members at their addresses first set forth above.

17. Captions. All section and article titles or captions contained in this Agreement and the table of contents, if any, are for convenience only and shall not be deemed a part of this Agreement.

18. Variety of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person(s) or entity(ies) may require.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

20. Governing Law. This Agreement is made pursuant to the Act and shall be construed accordingly.

21. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not inure to the benefit of, or be enforceable by, any other person or entity.

22. Invalidity. If any provision or any portion of this Agreement, or the application of any such provision or any portion thereof to any Member or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or such portion to a Member to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected hereby


                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                SOUTH SEAS PROPERTIES COMPANY LIMITED
                                PARTNERSHIP




                                By: T&T Resorts, L.C., its general partner
                                    --------------------------------------

                                By: /s/ Richard E Krichbaum
                                    --------------------------------------
                                       Richard E Krichbaum
                                       Vice President

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                     MERISTAR SANIBEL GOLF COMPANY, L.L.C.

                         dated as of September 29, 1998











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